Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-116998 on Form S-8 of our report dated March 22, 2011, relating to the consolidated financial statements of NovaStar Financial, Inc. appearing in the Annual Report on Form 10-K of NovaStar Financial, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
March 22, 2011